Exhibit 99.1

TICC Announces $5 Million Transaction with Climax Group Inc.

Greenwich, CT – 05/3/2005 – Technology Investment Capital Corp. (Nasdaq: TICC) announced today that it has completed a $5 million investment in senior secured notes issued by Climax Group Inc., and warrants issued by its parent, Climax Group Limited, which will also serve as a guarantor of the senior secured notes. Climax Group Inc. is a video game developer that is headquartered in Los Angeles, CA with offices in the U.K.

About Climax Group Inc.

Climax Group Inc. develops technologically advanced and critically acclaimed interactive games software for all major console platforms. The Company works with major worldwide publishers such as Microsoft, SCEA, Buena Vista Games and THQ to create such hit titles as ATV Offroad Fury 3, Sudeki and the Moto GP series on Xbox and PC. To learn more about the Company, please visit its web site at www.climaxgroup.com.

About Technology Investment Capital Corp.

We are a publicly traded business development company principally engaged in providing capital to small to mid-size technology-related companies. While the structures of our financings vary, we look to invest primarily in the debt and equity of established technology-related businesses. Companies interested in learning more about financing opportunities should contact Barry Osherow at (203) 661-9572 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.